Free Writing Prospectus

Van Eck Merk Gold Trust

Vault Audit

0001546652

Pursuant to 433/164

333-180868

This is to certify that in connection with the above consignment, we have represented the supplier, following the agreed procedures, and report the following:

Summary

The table set out below sets out the results for the Audit of Gold bullion in the vault as at 30th January 2015. Number of Bars Fine weight

ADVISED

186 75,240.171 Tr.oz

FOUND

186 75,240.171 Tr.oz

VARIANCE

--Tr.oz

All bars were deemed to be London Good Delivery, Large Gold Bars said to be purity 99.50% minimum, up to and including 99.99%.

Audit Procedure

1 Reconciled the total weight of metal bullion as recorded by the Administrator to the Custodians records as at the same date.

2 Visually checked each bar for the bar number and brand purity.

3 Verified that the bar numbers, brand purity and number of bars for each individual batch or pallet matches the records supplied by the Custodian and Administrator.

4 Compared the records of the Custodian against those provided by the Administrator and verified that the metal bullion bars are held in the name of the applicable account.

5 Check weighed a random selection of metal bullion bars, equating to approximately 2.5 percent of the bar list, in accordance with Good Delivery Rules.

6 Reconciled the weights reported as per the paperwork supplied by the Custodian and the Administrator.

Inspectorate International Limited

 Certified to

Registered in England No. 638315

2 Perry Road, Witham

Registered Address 2 Perry Road, Witham, Essex CM8 3TU Essex CM8 3TU All services are rendered in accordance with Inspectorate’s General Terms and

Conditions of Business, available on request or at

ISO 9001:2008

T: +44(0) 1376 536800 F: +44(0) 1376 520819

1 Reconciled the physical movement of bars which occurred during the inspection period and the completion date of the count.

2 Reported any anomalies discovered by the above procedures back to the Administrator.

Anomalies

There were no anomalies identified in respect of the gold bars held by the custodian as at 29 January 2016 for the above numbered account.

Weighing Scales were provided by JP Morgan Chase Bank, N.A., London Calibration date below is external check date. Scales were calibrated with standard weights prior to weighing. Scales used:

1. Manufacturer: Sartorius

2. Model Number: GBB14202S

3. Serial Number: 26002354

4. Calibration date: 05 October 2015

5. Weighing units & increments: 450 x 0.001 Tr.oz

The audit was carried out to the best of our knowledge and this report reflects our findings as at time and place for audit only.

For and on behalf of INSPECTORATE INTERNATIONAL LIMITED

Paul Alston

Inspectorate International Limited

 Certified to

Registered in England No. 638315

2 Perry Road, Witham

Registered Address 2 Perry Road, Witham, Essex CM8 3TU Essex CM8 3TU All services are rendered in accordance with Inspectorate’s General Terms and Conditions of Business, available on request or at

ISO 9001:2008

T: +44(0) 1376 536800 F: +44(0) 1376 520819

The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.